EXHIBIT 99

For immediate release:                            Contact:    Andy McCormick
April 16, 2003                                                212-573-1226




        PFIZER AND PHARMACIA COMBINE OPERATIONS, CREATING WORLD'S LARGEST
                      RESEARCH-BASED PHARMACEUTICAL COMPANY
                                      ----
   COMPANY TO DRIVE TOP-LINE GROWTH THROUGH INNOVATIVE NEW PRODUCTS, IMPROVED R&D PRODUCTIVITY, AND LEADERSHIP POSITION IN ALL MAJOR REGIONS OF THE WORLD

                                      ----
   PFIZER TO PLACE STRONG EMPHASIS ON PARTNERSHIPS WITH GOVERNMENTS AND HEALTH
                                 CARE PROVIDERS
                    TO EXPAND PATIENT ACCESS TO NEW MEDICINES
                                      ----
   COMBINED COMPANY EXPECTS MORE THAN 1 BILLION PRESCRIPTIONS OF ITS MEDICINES
    TO BE WRITTEN ANNUALLY; R&D INVESTMENT TO LEAD THE INDUSTRY; DONATIONS OF
         CASH AND MEDICINES TO PATIENTS IN NEED EXCEEDS $2 MILLION A DAY

NEW YORK, April 16 - Pfizer Inc and Pharmacia Corporation combined operations today, bringing together two of the world's fastest-growing and most innovative companies. The new Pfizer is the world's leading research-based pharmaceutical company.

The combination expands Pfizer's global pharmaceutical leadership, broadens its product base, and bolsters its research and development capacity. In addition to pharmaceuticals, Pharmacia enlarges Pfizer's portfolio of leading consumer healthcare brands and establishes its animal health business as number one in the world.

"Today we go forward as a single company, providing more products to help more patients than any other pharmaceutical company has ever done before," said Pfizer Chairman and Chief Executive Officer Hank McKinnell. "On any given day, we estimate that nearly 40 million people around the world are treated with a Pfizer medicine. Our new company is the global leader in discovering, developing and delivering innovative medicines and healthcare solutions essential to improving global public health and addressing unmet medical needs."

Trading of the combined company began today on the New York Stock Exchange (NYSE:PFE). By market capitalization, Pfizer is now the world's third largest company.

           COMBINED PRODUCT PORTFOLIO FEATURES 14 THERAPEUTIC LEADERS;
            SALES FORCE IS "DISTINCT ADVANTAGE" FOR SUSTAINING GROWTH

Pfizer's portfolio of innovative medicines spans diseases as diverse as cancer, epilepsy, depression, and high blood pressure, and includes 14 medicines that are number one in their therapeutic category.

"With Pharmacia, we are bringing together two strong and complementary product portfolios that combined will give us unprecedented therapeutic reach. Further, our increased resources, in terms of science as well as sales and marketing expertise, will allow us to enhance the value of that portfolio for the good of all of our stakeholders, particularly healthcare professionals and patients," said Karen Katen, executive vice president and president of Pfizer's global pharmaceutical business.

"The depth and experience of the Pfizer sales force is a distinct competitive advantage for sustaining growth, and we'll use that to increase the already strong positions of Pharmacia in oncology, endocrinology and ophthalmology. Our united sales force will also be positioned to grow the COX-2 portfolio of Bextra, Celebrex and parecoxib (Dynastat) around the world."

In an environment of increased global interdependency, the need to improve global healthcare has never been greater, Katen said. For example, more than 12 million people worldwide die each year from heart disease and stroke; an estimated 375 million people worldwide suffer from some form of arthritis, and glaucoma affects an estimated 66 million people worldwide.

"Our cholesterol-lowering medicine, Lipitor, is a perfect example of the challenge and opportunity we face. Today, it benefits 28 million patients. But there are an estimated 150 million people worldwide who still are underdiagnosed or undertreated for high cholesterol. It is incumbent upon us to reach these people, and to make all of our therapies and treatments available to people in need in every community.

"Overall, it's a matter of responding to unmet medical needs. Patients want and need the healthcare information, the services and the medicines that will enable them to live longer, healthier lives. And that is exactly what we at Pfizer can deliver," Katen said.

While Pfizer has 10 medicines with individual sales of over $1 billion in 2002, meeting unmet medical needs requires also investing in products that serve smaller, but underserved patient populations. One example is Vfend, a new treatment for rare but very serious invasive fungal infections. Pfizer is also partnering with Serono Inc. to offer a new multiple sclerosis treatment, Rebif, to patients with multiple sclerosis. Rebif was discovered and developed by Serono.


                 EXPANDED GLOBAL LEADERSHIP FOR PHARMACEUTICALS,
                       CONSUMER PRODUCTS AND ANIMAL HEALTH

Pfizer will be the human pharmaceutical leader in all major geographic markets: the United States, Canada, Europe, Latin America, Africa, the Middle East and Japan.

"We are positioned to expand our global leadership on all fronts. We will continue to train and develop the leading sales force in the industry; this will facilitate the expanded product rollouts in important markets such as Japan, where three major Pharmacia products - Detrol, Celebrex and Inspra - await regulatory approval. We are developing new partnerships with governments, policy makers and healthcare organizations in Europe to highlight the importance of healthy aging, and we are actively seeking productive partnerships with forward-looking healthcare institutions around the world," Katen said.

Pfizer Consumer Health will be among the largest global consumer healthcare businesses, with a portfolio spanning oral care, tobacco dependence, upper respiratory conditions (including allergy and sinusitis), hair growth, digestive health, eye care and skin/first-aid care. Among the many well-known brands are Listerine, Nicorette/Nicotrol, Benadryl, Sudafed and Rogaine.

Pfizer Animal Health (PAH) is the world's leading discoverer and marketer of products to prevent and treat diseases in livestock and companion animals. PAH's Revolution/Stronghold is the first and only topical medicine that protects both cats and dogs against fleas and heartworm through simple, once-a-month administration. Pharmacia's Excenel/Naxcel is an anti-infective for respiratory disease and infections in livestock and companion animals.

           PFIZER R&D TO APPLY NEW TECHNOLOGIES, FOCUS ON PRODUCTIVITY

Pfizer's Global Research and Development (PGRD) is the largest privately funded biomedical organization in the world. PGRD has over 200 projects in the development pipeline, including over 100 distinct new molecular entities and more than 100 projects to evaluate new indications or delivery systems for currently marketed medicines. Pfizer expects to submit 20 new major medicines for regulatory approval over a five-year interval through 2006. Pfizer is currently developing new drugs for the treatment of atherosclerosis, diabetes, osteoporosis, breast cancer, neuropathic pain, epilepsy, anxiety disorders, Parkinson's Disease, and nicotine withdrawal, among many other areas of unmet medical need.

Pfizer will also have over 400 projects in its discovery pipeline and is building the largest distinct library of chemical compounds in the industry. This worldwide organization is now poised to sustain Pfizer's future growth well into the next decade.

"Our industry is entering a period of momentous change and opportunity, an era when the sequencing of the human genome combined with new technologies holds great promises for developing new medicines," said Peter B. Corr, senior vice president of science and technology. "The integration of Pharmacia will enhance our ability to turn scientific advances into products that both extend lives and also improve the quality of life for patients worldwide. Only a small percentage of compounds ever become a new medicine and our goal is to improve that percentage through the targeted applications of new technologies, both in discovery and early clinical development, as well as utilizing disciplined resource allocation."

Dr. Corr said Pfizer is using a variety of new tools to better predict the success of early-stage clinical compounds. These tools include biomarkers and imaging approaches in humans that permit clinicians to evaluate much earlier if a new investigational medicine is producing the expected response prior to proceeding with larger, more expensive clinical trials.

       SUBSTANTIAL FINANCIAL STRENGTH, SIGNIFICANT COST SAVINGS, INCREASED
                             OPERATIONAL FLEXIBILITY

"As we move to rapidly integrate Pharmacia into our operations, we will be in a position to capture the revenue and expense synergies between the two companies, focus our assets and efforts intensively on our core businesses, and continue to fund long-term R&D at a rate that will sustain our leadership far into the future," said David Shedlarz, executive vice president and chief financial officer. Pfizer expects to achieve merger-related cost savings of $2.5 billion in 2005. In addition, Pfizer recently completed the sale of three non-core businesses, Tetra, Adams and Schick, for a total of approximately $5.4 billion in cash.

"Importantly, the combined company will be much less dependent on any individual product, therapeutic category or market, which will substantially increase operating flexibility. We will continue to have a solid financial position: our strong operating cash flow and well-managed balance sheet have earned Pfizer triple-A credit ratings from both Standard & Poors and Moody's. Only seven industrial companies in the world have such ratings, and Pfizer has had them for 17 years. The combined company has the people, products, pipeline, scale and financial flexibility to extend, and sustain, our leadership."

Since the announcement of the acquisition in July 2002, hundreds of colleagues from Pfizer and Pharmacia have worked intensively to develop an outstanding new organization. "Consolidating two global companies with great histories will not be easy, nor will it be painless, and it will affect colleagues and facilities from both organizations. Throughout the integration period, we're committed to communicating quickly, clearly and openly to colleagues and shareholders alike. Longer term, we will be in an even better position to grow, which will benefit all our stakeholders," Shedlarz said.

                            EXPANDING PATIENT ACCESS

A global challenge to improving public health is expanding access to medicines, particularly for low-income patients and those in need in the developing world. "Pfizer is committed to addressing this challenge with the same level of ingenuity and focus that we bring to discovering and developing medicines," McKinnell said. "The only way to be successful is to partner with governments, non-governmental organizations and other companies to seek innovative solutions. That is why, for example, we strongly support a Medicare prescription drug benefit in the United States. That is also why we are working with the state of Florida to demonstrate that the integrated management of health care for those most in need results in better medical outcomes and overall cost reductions in healthcare."

In 2002, Pfizer patient-access programs served 1.5 million people in the United States, and Pfizer donated more than $520 million in medicines to assist low-income, uninsured patients worldwide. Through all of its philanthropic efforts, Pfizer and the Pfizer Foundation donate more than $2 million in cash and medicines every working day to provide medicine, medical care and community service to people who need help.

Pfizer's patient-access programs will be expanded to include the medications that have been marketed by Pharmacia. In the interim, Pfizer will continue to operate Pharmacia's patient-access programs without change. (For more specific information, see the separate "Patient Access" statement.)

Dr. McKinnell concluded, "I commend the cooperation and professionalism of everyone at both Pfizer and Pharmacia who have worked very hard over the past 10 months. Our transition planning has gone smoothly, with a continued focus on maintaining business performance. Today we are prepared to move forward as a unified organization. By doing so, I am confident that we are making a major advance in our commitment to do more good, for more people, than any other company on the planet."

                                  # # # # #

DISCLOSURE NOTICE: The information contained in this document is as of April 16, 2003. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about the Company's financial results and estimates, business prospects and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan" "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and health care cost containment; possible U.S. legislation affecting, among other things, pharmaceutical pricing and reimbursement, including Medicaid and Medicare; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; legal defense costs, insurance expense, settlement costs and the risk of an adverse decision related to product liability, patent protection and other lawsuits; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political and economic conditions due to the threat of future terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia. A further list and description of these risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in its periodic reports on Forms 10-Q and 8-K (if any).